EXHIBIT 10.1
EXECUTION COPY
ASSET PURCHASE AGREEMENT
by and between
eCOST.COM, INC.,
PC MALL, INC.,
and
MALL ACQUISITION 3, INC.
Dated as of February 17, 2011

     ASSET PURCHASE AGREEMENT (the “Agreement”), dated as of February 17, 2011 by and among (i) eCOST.COM, INC. (“Seller”), a Delaware corporation, Seller and (ii) PC MALL, INC., a Delaware corporation (“PC Mall”), and Mall Acquisition 3, Inc., a Delaware corporation (“Acquisition Sub” and collectively, jointly and severally, with PC Mall, the “Purchaser” or “Buyer”). Seller and Purchaser are collectively referred to herein as the “Parties” and individually as a “Party.”
     WHEREAS, Seller is engaged, among other things, in the business (the “Business”) of the sale and distribution of refurbished computers and other products to consumers and businesses, including, but not limited to, through the operation of the Website (as that term is defined below); and
     WHEREAS, the Seller desires to sell, transfer and assign to the Purchaser, and the Purchaser desires to purchase and acquire from the Seller, certain of the assets of the Seller related to the Business and to assume solely those liabilities expressly listed on Schedule 2.2(a) hereto, all on the terms and subject to the conditions set forth herein.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
     Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:
     “Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities or otherwise.
     “Contract” shall mean any contract, license, sublicense, franchise, permit, mortgage, purchase order, indenture, loan agreement, note, lease, sublease, agreement, obligation, commitment, understanding, instrument or other arrangement or any commitment to enter into any of the foregoing (in each case, whether written or oral).
     “Disclosure Schedule” means all of the schedules referred to in this Agreement that are attached to this Agreement.
     “Domain Names” means the domain names set forth in Schedule 2.1(a)(ii)(3).
     “Governmental Authority” shall mean any United States or foreign government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government or any other authority, agency, department, board, commission or instrumentality of the United States, any state of the United States or any political subdivision thereof or any foreign jurisdiction, and any court, tribunal or arbitrator(s) of competent jurisdiction, and any United States or foreign governmental or non-governmental self-regulatory organization, agency or authority.

     “Indebtedness” means (i) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money (including interest and prepayment penalties or obligations), (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, (iii) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise, (iv) any commitment by which a Person assures a creditor against loss (including contingent reimbursement Liabilities with respect to letters of credit), (v) any indebtedness guaranteed in any manner by a Person (including guarantees in the form of an agreement to repurchase or reimburse), (vi) any Liabilities under capitalized leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which Liabilities a Person assures a creditor against loss, (vii) any indebtedness secured by a Lien on a Person’s assets, (viii) any unsatisfied or underfunded Liability related to a Multiemployer Plan (including withdrawal liability within the meaning of ERISA), (ix) any amounts owed to any Person under any noncompetition or consulting arrangements, (x) any payment or increased cost which is triggered in whole or in part by the transactions contemplated by this Agreement, and (xi) any bonus to the shareholder of Seller triggered upon the transactions contemplated by this Agreement.
     “Intellectual Property Rights” means all registered and unregistered intellectual property rights, including all of the following items along with all income, royalties, damages, equitable relief and payments due or payable at the Closing or thereafter (including damages, equitable relief and payments for past, present or future infringements or misappropriations thereof, the right to sue and recover for past infringements or misappropriations thereof and any and all corresponding rights that, now or hereafter, may be secured throughout the world): (i) patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice) and any reissue, continuation, continuation-in-part, division, revision, extension or reexamination thereof; (ii) trademarks, service marks, industrial designs, trade dress, internet domain names and web sites, logos, topographies, trade names (including eCost and any variations thereon), together with all goodwill associated therewith; registered and unregistered copyrights, copyrightable works and mask works; (iii) all registrations, applications and renewals for any of the foregoing; (iv) trade secrets and confidential information (including ideas, formulae, compositions, know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, marketing plans, and customer and supplier lists and related information); (v) computer software and software systems (including data, databases and related documentation); (vi) other proprietary rights relating to the Acquired Assets and the Intangible IT Assets (as those terms are defined below); (vii) licenses or other agreements to or from third parties regarding the foregoing; and (viii) all copies and tangible embodiments of the foregoing (in whatever form or medium).
     “Knowledge” as used in the phrases “to the Knowledge of Seller”, “to Seller’s Knowledge” or phrases of similar import means the actual knowledge and awareness of the officers and key employees of the Seller after reasonable inquiry, which officers and key employees are listed on Schedule 1.1 of the Disclosure Schedule.
     “Liability” means any liability, debt, obligation, deficiency, Tax, penalty, assessment, fine, claim, cause of action or other loss, fee, cost or expense of any kind or nature whatsoever, whether asserted or unasserted, absolute or contingent, known or unknown, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due and regardless of when asserted.
     “Liens” means any mortgage, pledge, security interest, encumbrance, claim, Tax, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof) or any agreement to file any of the foregoing, any sale of receivables with recourse against Seller or any of their Affiliates, and any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute.
     “Material Adverse Effect” means any event, transaction, condition or change which has had or could reasonably be expected to have a material adverse effect on the business, assets, Liabilities, cash flows, operations, condition (financial or otherwise), operating results, customer and supplier relations or business prospects of the Business.
     “Nontransferable Contract(s)” means any Contract to which Seller or any of its Affiliates is a party which, by its terms, may not be transferred or assigned, nor may the benefit thereof be transferred or assigned, in each case, in whole or in part, without the consent or approval of the other party thereto, including, without limitation, those Contracts identified in the Disclosure Schedule as non-transferable.
     “Permitted Liens” means solely those Liens specified on Schedule 2.1(a) of the Disclosure Schedule.
     “Person” means an individual, a partnership, a limited liability company, a corporation, a cooperative, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a Governmental Authority.
     “Proprietary Rights” means all Intellectual Property Rights of Seller relating to the operation of the Business or the Website, in each case, to the extent freely transferable without restriction and without the consent of any third party. Notwithstanding the foregoing, Proprietary Rights do not include Nontransferable Contracts or Vendor Contracts, including any Intellectual Property Rights Seller may have thereunder. For the avoidance of doubt, Proprietary Rights do not include the Patent and Trademark Assets and the Website Assets as those terms are defined below.
     “Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, capital gains, franchise, alternative or add-on minimum, estimated, sales, use, goods and services, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, employment, disability, payroll, license, employee or other withholding, contribution or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing.
     “Tax Returns” means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.
     “Transaction Documents” means, collectively, this Agreement, the Seller Transaction Documents and the Purchaser Transaction Documents.
     “Vendor Contract(s)” means any Contract under which, or pursuant to which, Seller sells, or is authorized to sell, goods or services.
     “Website” means the website of the Seller identified as www.ecost.com.

          1.2 Other Definitions. Appendix A attached hereto sets forth additional defined terms which have the meaning given such terms in the Section set forth opposite such defined term:
ARTICLE II
SALE OF ASSETS AND CLOSING
     2.1 Assets.
     (a) Purchase of Acquired Assets. On the terms and subject to the conditions set forth in this Agreement, on the Closing Date, the Purchaser shall purchase from the Seller and the Seller shall sell, transfer, convey, assign and deliver to the Purchaser, free and clear of all Liens, other than Permitted Liens, all of the following assets as of the Closing Date (the “Acquired Assets”):
     (i) All inventory (other than Excluded Inventory) as set forth on Schedule 2.1(a)(i) of the Disclosure Schedule (collectively, the “Inventory”), together with all rights of the Seller with respect to all claims, warranties, returns and refunds against the manufacturers, suppliers and distributors of the Inventory with respect to the Inventory. The Parties acknowledge that all or a portion of the Inventory may, at Purchaser’s sole election, remain in its current warehouse location pursuant to the Transition Services Agreement hereinafter described;
     (ii) All of the following assets owned or used by the Seller in the Business as of the Closing Date, other than the Excluded Assets: (1) All Proprietary Rights, including all domain names, patents, service marks and trademarks, (2) all patent, service marks and trademarks listed or described on Schedule 2.1(a)(ii)(2) of the Disclosure Schedule (collectively, the “Patent and Trademark Assets”); and (3) the Website and the following assets relating to the operation of the Website and the Business operated on or through the Website: (A) the Domain Names, (B) the web commerce applications listed on Schedule 2.1(a)(ii)(3) of the Disclosure Schedule, (C) all vendor lists, (D) all customer lists, including email addresses and customer transaction history, (E) all confidential customer information or personal identifiable information in Seller’s possession or control, to the extent permitted by (x) applicable laws, rules and regulations, whether federal, state or local, domestic or foreign, and (y) the rules, regulations and policies of credit card issuers and processors and industry associations, including PCI Security Standards Council), (F) all phone and fax numbers, (G) all marketing materials and (H) all goodwill relating to the foregoing (the Website and the preceding clauses (A) through (H) being collectively referred to as the “Website Assets,” and, collectively, with the Proprietary Rights and the Patent and Trademark Assets, the “Intangible IT Assets”). The Intangible Assets shall be delivered, to the extent practicable, in machine readable or electronic form or as the Parties otherwise agree.
     (b) Excluded Assets. Notwithstanding anything in this Agreement to the contrary, the following assets and properties of the Seller (the “Excluded Assets”) shall be excluded from and shall not constitute Acquired Assets or Intangible IT Assets: (i) any webcams which are the subject of the suit identified in Section 2 of Schedule 3.4 of the Disclosure Schedule, (ii) all inventory (the “Excluded Inventory”) manufactured by or on behalf of Proctor & Gamble or offered for sale on or through the website www.pgestore (the “eStore Site”), (iii) the eStore Site and all assets, rights and privileges exclusively relating to, exclusively derived from or used solely in the operation of the eStore Site, including, without limitation, the name “eStore” and any and all derivations therefrom and all customer lists of the eStore Site (except to the extent that the customers on any eStore Site customer list are also customers of the Business or the Website); and (iv) all other assets and property of the Seller of any and every kind or description, other than as specifically set forth above in the definition of Acquired Assets or Intangible IT Assets. For the avoidance of doubt, the Acquired Assets and Intangible IT Assets do not include any furniture, fixtures, computers, hardware, servers, routers, vehicles, equipment, machinery, tools, spare parts, signs and all other tangible personal property relating to or used in the Business (other than the Inventory).
     2.2 Liabilities.
     (a) Assumed Liabilities. In connection with the sale, transfer, conveyance, assignment and delivery of the Acquired Assets pursuant to this Agreement, the Purchaser does hereby agree to assume, pay, perform and discharge only the Liabilities of the Seller related to the Business that are specifically listed on Schedule 2.2(a) of the Disclosure Schedule as of the Closing Date hereof (collectively, the “Assumed Liabilities”).
     (b) Retained Liabilities. Except for the Assumed Liabilities, the Seller shall retain and the Purchaser shall have no Liability for and shall not assume by virtue of this Agreement, the transactions contemplated hereby, or otherwise, any Liabilities of the Seller of any kind, nature, character or description whatsoever that are not specifically listed on Schedule 2.2(a) of the Disclosure Schedule (the “Retained Liabilities”), including, without limitation, the following:
     (i) any Liabilities or obligations relating to any Excluded Asset;
     (ii) any Liabilities or obligations relating to any Indebtedness, Taxes, Intangible IT Assets, employee compensation, labor practices, privacy or security, tort or breach of contract, pending or threatened actions, causes of action, or breach or violation of any law, rule or regulation.
     2.3 Seller Expense Reimbursements.
     (a) The Seller shall reimburse the Purchaser for the Free Freight Cost (as hereinafter defined) in providing free freight to Platinum Members in accordance with the terms of the Platinum Club (as in effect on the Closing Date) during the period commencing on the Closing Date and continuing, as to each Platinum Member, for the balance of its current membership period (collectively, the “Platinum Freight Costs”). Purchaser shall, on a calendar quarterly basis following the Closing Date, provide Seller with an invoice and detailed reconciliation and report of its Platinum Freight Costs for the quarter then ended. Subject to the provisions of Section 2A.5(c) below, Seller shall pay all Platinum Freight Costs within 30 days of its receipt of the aforesaid invoice and report.

     (b) As used herein, “Free Freight Cost” shall mean the Purchaser’s actual cost, as charged by the common carriers used by the Purchaser for free shipping for Platinum Members. Seller agrees to use commercially reasonable efforts to maintain its accounts, under current terms, at all common carriers currently used by Seller for free shipping to Platinum Members and to create and open subaccounts with each of such common carriers that Purchaser may, at its option, use to send and otherwise deliver or transport goods and materials to Platinum Members.
     2.4 Purchase Price.
          (a) The Purchaser shall pay to the Seller the sum of $2,327,053 (the “Purchase Price”):
          (b) Allocation of Purchase Price. The parties hereto acknowledge and agree that the Purchase Price (including for this purpose the Assumed Liabilities) shall be allocated among the Acquired Assets as set forth in Schedule 2.4(b) of the Disclosure Schedule and the parties agree to be bound by, and shall file Tax Returns consistent with, such allocations.
     2.5 Payment of the Purchase Price. The Purchaser shall pay the Purchase Price in cash, at Closing, in immediately available funds, by wire transfer to Seller’s account in accordance with the wire transfer instructions set forth in Schedule 2.5 of the Disclosure Schedule;
     2.6 Transfer Taxes. Purchaser shall be responsible for paying and shall promptly discharge when due, and shall reimburse, indemnify and hold harmless Seller from, all sales or use, transfer, value added, excise, stamp or other similar taxes imposed by reason of the transfer or license of the Acquired Assets hereunder.
     2.7 Closing. The closing of the sale and transfer of the Acquired Assets to the Purchaser and the assumption of the Assumed Liabilities by the Purchaser (the “Closing”) will take place at the offices of Purchaser, or at such other place as the Purchaser and the Seller mutually agree, at 10:00 a.m., local time, on February 18, 2011 or such later date when the Closing occurs (the “Closing Date”). At the Closing, the Purchaser will pay and deliver the Purchase Price set forth in Section 2.4(a). Concurrently therewith, (a) the Seller will assign and transfer to the Purchaser good and valid title in and to the Acquired Assets (free and clear of all Liens, other than Permitted Liens) by delivery of a Bill of Sale and Assignment Agreement, substantially in the form of Exhibit A hereto (the “Bill of Sale and Assignment Agreement”), duly executed by the Seller, and the Seller will execute and deliver such other documents, instruments and agreements to be executed by Seller as set forth in Article VI below (including the Bill of Sale and Assignment Agreement, being collectively referred to herein as the “Seller Transaction Documents”), and (b) the Purchaser will assume from the Seller the payment and performance of the Assumed Liabilities by delivery of an Assumption Agreement, substantially in the form of Exhibit B hereto (the “Assumption Agreement”), duly executed by the Purchaser, and the Purchaser will execute and deliver such other documents, instruments and agreements to be executed by Purchaser as set forth in Article VI below (including the Assumption Agreement, being collectively referred to herein as the “Purchaser Transaction Documents”).

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLER
     As a material inducement to the Purchaser to enter into this Agreement, Seller hereby represents and warrant to the Purchaser as of the date hereof and as of the Closing Date that, except as otherwise set forth in the Disclosure Schedule:
     3.1 Organization. Seller is a Delaware corporation, duly formed, validly existing and in good standing under the laws of the State of Delaware and has the power and authority and all licenses, permits and authorizations necessary to own and operate the Business and the Website as presently being conducted and to sell and convey the Acquired Assets to Purchaser.
     3.2 Authorization. The execution and delivery of this Agreement and each Seller Transaction Document to be executed and delivered by Seller pursuant to this Agreement and the performance by Seller of all obligations of Seller hereunder and thereunder have been duly authorized and no other action or approval is necessary for the execution, delivery or performance of this Agreement and each Seller Transaction Document by Seller. Seller has the requisite corporate power and authority to execute and deliver this Agreement, each Seller Transaction Document and such other agreements and instruments as are contemplated hereby. This Agreement and each Seller Transaction Document has been duly executed and delivered by each Seller and is a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect, relating to or limiting creditors’ rights generally.
     3.3 Absence of Conflicts. Except as set forth in Schedule 3.3, the execution, delivery and performance of this Agreement and the other Seller Transaction Documents and the consummation of the transactions contemplated hereby and thereby by Seller do not and shall not (x) (a) conflict with or result in any breach of any of the terms, conditions or provisions of, (b) constitute a default under, (c) result in a violation of, (d) give any third party the right to modify, terminate or accelerate or cause the modification, termination or acceleration of, any obligation under, (e) result in the creation of any Lien upon the Acquired Assets under, in each case, the provisions of the certificate and articles of incorporation or bylaws of Seller or any Contract to which Seller is party and the Acquired Assets are bound or affected, or any law, statute, rule or regulation to which Seller or any of the Acquired Assets is subject or any judgment, order or decree to which Seller is subject or to which any of the Acquired Assets are bound or (y) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any court or administrative or other Governmental Authority.
     3.4 Judgments; Litigation. Except as set forth on Schedule 3.4 of the Disclosure Schedule, there are no, and within the past three years there have not been any, actions, suits, proceedings, orders, judgments, decrees or investigations pending or, to the Seller’s Knowledge, threatened against or affecting the Acquired Assets or the Business at law or in equity, or before or by any federal, state, municipal or other Governmental Authority, and to the Knowledge of the

Seller there is no basis known for any of the foregoing. None of the Acquired Assets or the Business or Website is subject to any outstanding order, judgment or decree issued by any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or any arbitrator.
     3.5 Intangible IT Assets.
     (a) Seller owns good and marketable title, free and clear of Liens, except for any Permitted Liens, or has valid and binding rights to use, all Website Assets and Patent and Trademark Assets and the same do not infringe on any Intellectual Property Rights of any Person, except as set forth in Schedule 3.4 of the Disclosure Schedule.
     (b) To the Seller’s Knowledge, (i) all federal registrations of the Patent and Trademark Assets, are valid and in full force and effect as of the date hereof, and (ii) to the Seller’s Knowledge, the Intangible IT Assets are not being used or infringed by any other person. Except as set forth on Schedule 3.4 of the Disclosure Schedule, Seller has not received notice that Seller or the Intangible IT Assets infringe any Intellectual Property Rights of any other Person, and to the Seller’s Knowledge, no claim is pending or has been made or asserted to such effect that has not been finally resolved.
     (c) Seller has taken all reasonable actions necessary in its reasonable commercial discretion to maintain the status of the Patent and Trademark Assets, including payment of applicable maintenance fees, filing of applicable statements of use, timely response to office actions and disclosure of any required information. To the Seller’s Knowledge, Seller has complied with all applicable notice and marking requirements for the Patent and Trademark Assets. None of the Patent and Trademark Assets has been adjudged invalid or unenforceable in whole or part. Seller has not received and is not aware of any current claims challenging the patentability or validity of any of the Patent and Trademark Assets.
     3.6 Proprietary Rights.
          Schedule 3.6 sets forth a complete and correct list of the applications, software and third party providers used to operate the Website and the Business. The Intangible IT Assets, together with the applications, software and third party providers set forth in Schedule 3.6 and the Vendor Contracts, constitute all the Intellectual Property Rights necessary to operate the Website and the Business as currently operated by the Seller.
          Except as set forth in Schedule 2.1(a)(ii)(3), Seller owns and possesses all right, title and interest in and to, or has a valid and enforceable right to use, each of the Proprietary Rights listed in Schedule 3.6, free and clear of all Liens, and no claim by any third party contesting the validity, enforceability, use or ownership of any of such Proprietary Rights has been made, is currently outstanding or, to the Knowledge of Seller, is threatened, and there are no grounds for same.
          The transactions contemplated by this Agreement shall not materially affect Seller’s right title and interest in and to any of the Website Assets, Patent and Trademark

Assets or other Proprietary Rights (other than as set forth herein). Other than pursuant to a written, binding confidentiality agreement, Seller has not disclosed any of its trade secrets or confidential information relating to the Business or the Website to any third party, the unauthorized disclosure of which would cause a Material Adverse Effect.
     3.7 Financial Statements. True and complete copies of (a) the unaudited balance sheet and income statement of Seller as of and for the fiscal years ended December 31, 2008 and December 31, 2009, and (b) the unaudited balance sheet and income statement of Seller as of and for the nine months ended September 30, 2010 (the “Balance Sheet Date”) (collectively referred to herein as the “Financial Statements”), are set forth in Schedule 3.7 of the Disclosure Schedule. Except as set forth on Schedule 3.7 of the Disclosure Schedule, the Financial Statements were prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated and each present fairly, in all in all material respects, the financial condition and results of operations of the Seller with respect to the Business as of the respective dates thereof and for the periods indicated, except as otherwise noted therein (subject to normal year end adjustments). The Financial Statements are accurate and complete and were prepared from the internal books and records of the Seller in a manner consistent with Seller’s accounting practices with respect to the Business.
     3.8 Changes. Since the Balance Sheet Date, except as contemplated by, permitted by, required by or as disclosed in Schedule 3.8 of the Disclosure Schedule or otherwise in this Agreement, Seller has conducted the Business only in the ordinary course and in a manner consistent with past practice.
     3.9 Compliance with Laws. To Seller’s Knowledge, Seller is not in violation of or in default under any Federal, state or local law, statute, rule, regulation, ordinance, order, or decree applicable to it by which any of the Acquired Assets or the Business is bound or affected (other than such violations which would not, in any material respect, adversely affect (i) the validity or enforceability of this Agreement or any of the Seller Transaction Documents, or (ii) Seller’s ability to convey the Acquired Assets or otherwise complete the transactions contemplated hereunder).
     3.10 Brokers. Except for Craig-Hallum Capital Group, whose fees, commissions and expenses are the sole responsibility of Seller, all negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Seller directly with Purchaser without the intervention of any person on behalf of Seller in such manner as to give rise to any valid claim by any person against Purchaser for a finder’s fee, brokerage commission or similar payment.
     3.11 Title. Seller owns good and marketable title, free and clear of all Liens, except for any Permitted Liens, to all of the Acquired Assets, except for rights of licensors and lessors of such Acquired Assets which are subject to valid licenses or leases as described on Schedule 3.11 to the Disclosure Schedules. At Closing, Seller will convey to Purchaser good and marketable title to all of the Acquired Assets owned by Seller, and valid licenses or leasehold interests in any of the Acquired Assets described on Schedule 3.11 to the Disclosure Statements. This Agreement and the Seller Transaction Documents, upon execution and delivery thereof by Seller to Purchaser at Closing, will vest in the Purchaser at Closing marketable title to the

Acquired Assets free and clear of Liens, except for the Permitted Liens.
     3.12 Customers. Seller has delivered to Purchaser the names of the ten (10) most significant customers (by revenue) of the Business for the 12 -month period ended December 31, 2010 (“Significant Customers”). Except as set forth on Schedule 3.12 of the Disclosure Schedule, as of the date hereof, Seller has not received any written notice that any Significant Customer has ceased, or will cease, to use the products, equipment, goods or services of the Business or has substantially reduced, or will substantially reduce, the use of such products, equipment, goods or services.
     3.13 Vendors. Seller has delivered to Purchaser the names of the ten (10) most significant vendors (by revenue) of the Business for the 12-month period ended December 31, 2010 (“Significant Vendors”). Except as set forth on Schedule 3.13 of the Disclosure Schedule, as of the date hereof, Seller has not received any written notice that any Significant Vendor will not sell supplies, merchandise, services and other goods to the Business at any time after the Closing Date on terms and conditions similar to those imposed on current sales to the Business, subject only to general and customary price increases.
     3.14 Inventory. All of the Inventory consists of a quality and quantity usable and salable in the ordinary course of the Business consistent with past practice. All items included in the Inventory are the property of the Seller, free and clear of any Liens other than Permitted Liens, and are not held by the Seller on consignment from others.

     3.15 Absence of Certain Developments. Except as set forth in Schedule 3.15 and except as expressly contemplated by this Agreement, since the Balance Sheet Date, Seller has not (in each case, solely with respect to the Business, including the Website):
          (a) discharged or satisfied any Lien or paid any obligation or Liability, other than Liabilities paid in the ordinary course of business;
          (b) subjected any portion of the Acquired Assets to any Lien;
          (c) sold, leased, licensed, assigned, transferred or otherwise disposed of a portion of the Acquired Assets, or canceled without fair consideration any material debts or claims owing to or held by it, or disclosed any confidential information, the unauthorized disclosure of which would cause a Material Adverse Effect, (other than pursuant to agreements requiring the disclosure to maintain the confidentiality of and preserving all rights of Seller in such confidential information);
          (d) suffered any extraordinary losses or waived any rights of material value, whether or not in the ordinary course of business;
          (e) [deleted]
          (f) [deleted]
          (g) made any material change in any method or practice of accounting, other than as required by GAAP;
          (h) instituted or settled any claim or lawsuit involving equitable or injunctive relief or more than $25,000 in the aggregate;
          (i) [deleted]
          (j) implemented any employee layoffs that could implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state, local, or non-U.S. law (collectively the “WARN Act”); or
          (k) committed or agreed to any of the foregoing.
     3.16 Taxes. Except as set forth on Schedule 3.16, (i) the Seller (with respect to the Business) has timely filed or shall timely file all Tax Returns which are required to be filed on or before the Closing Date with respect to the Business, and all such Tax Returns are true, complete and accurate, (ii) all Taxes due and payable by the Seller (with respect to the Business), whether or not shown on a Tax Return, have been paid on or before the Closing Date and no Taxes are delinquent, (iii) no deficiency for any amount of Tax has been asserted or assessed by a taxing authority against the Seller (with respect to the Business) and the Seller does not reasonably expect that any such assertion or assessment of Tax liability will be made, (iv) Seller (with respect to the Business) has not consented to extend the time in which any Tax may be assessed or collected by any taxing authority, (v) Seller has no Knowledge of any claim by a taxing authority in a jurisdiction in which the Seller (with respect to the Business) does not file Tax

Returns that Seller is or may be subject to Taxes assessed by such jurisdiction, (vi) Seller has, with respect to the Business, no liability for Taxes of any other Person as a transferee, by contract, or otherwise, (vii) the Seller (with respect to the Business) has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and (viii) Seller will not be required (i) as a result of a change in method of accounting for a taxable period ending at or prior to the Closing, to include any adjustment in taxable income for any taxable period (or any portion thereof) or (ii) as a result of any “closing agreement,” as described in Section 7121 of the Code (or any corresponding provision of state or local income Tax law), to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date.
     3.17 Disclosure. The representations and warranties of Seller set forth in Article III of this Agreement and the related schedules thereto do not contain any untrue statement of a material fact or omit a material fact necessary to make each statement contained herein, not misleading.
     3.18 Environmental Matters.
     (a) The following terms, as used herein, shall have the following meaning:
     “Environmental Laws” means CERCLA, RCRA, National Environmental Policy Act of 1969 (“NEPA”), National Historic Preservation Act of 1966 and any other federal, state or local statutes, regulations, rules, ordinances or codes of applicable Governmental Authorities, which relate to (a) the protection of human health or the environment from the effects of Hazardous Substances, including those pertaining to reporting, licensing, permitting, investigating and remediating discharges, releases or threatened releases of Hazardous Substances into the air, surface water, sediments, groundwater or land or (b) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.
     “Hazardous Substance” means any hazardous or toxic substance, pollutant, contaminant or other material which, as of the date of this Agreement, is defined as hazardous or toxic under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), and its implementing regulations; defined as a hazardous waste or regulated substance under the Resource Conservation and Recovery Act of 1976, as amended (“RCRA”) and its implementing regulations; or is regulated under any applicable Environmental Laws, including any substance which has been determined by regulation, ruling or otherwise by any governmental authority to be a hazardous or toxic substance regulated under federal or state law, and shall include petroleum and petroleum products, asbestos and polychlorinated biphenyls.
     (b) To the Seller’s Knowledge: (i) the Seller has operated the Business in material compliance with all applicable Environmental Laws, (ii) there has been no generation, use, transportation, treatment, storage, release or disposal by the Seller of any Hazardous Substances in connection with or relating to the ownership, lease, occupation or use of any of Seller’s facilities by the Seller in material violation of any applicable Environmental Laws, (iii) there is not present in, on, under or emanating onto or from any of Seller’s facilities any Hazardous Substances in violation of any applicable Environmental Laws, and (iv) Seller has not received any written notice, demand, or claim that the operation of the Business is in violation of or non-compliance with any applicable Environmental Laws.
     3.19 Solvency. Seller is not entering into the Transaction with the intent to hinder, delay or defraud any Person to which it is, or may become, indebted. The Purchase Price is not less than the reasonably equivalent value of the Acquired Assets less the Assumed Liabilities. Seller’s assets, at a fair valuation, exceed its liabilities, and Seller is able, and will continue to be able after the Closing of the Transaction, to meet its debts as they mature and will not become insolvent as a result of the Transaction. After the Closing of the Transaction, Seller will have sufficient capital and property remaining to conduct the business in which it will thereafter be engaged.
     3.20 No Other Representations. Except as specifically set forth in this Article III, Seller makes no representation or warranties with respect to the Acquired Assets or the transactions contemplated hereby.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
     Each Purchaser hereby represents and warrants to Seller as follows:
     4.1 Organization and Qualification. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware and has the power and authority to perform its obligations under this Agreement and the Purchaser Transaction Documents.
     4.2 Authorization. The execution and delivery of this Agreement and each Purchaser Transaction Document by Purchaser and the performance of its obligations hereunder and thereunder have been duly authorized by Purchaser and no other action or approval by Purchaser is necessary for the execution, delivery or performance of this Agreement and each Purchaser Transaction Document by Purchaser. Purchaser has full right, power, authority and capacity to execute and deliver this Agreement and each Purchaser Transaction Document and such other agreements and instruments as are contemplated hereby or thereby. This Agreement and each Purchaser Transaction Document have been duly executed and delivered by Purchaser and is a valid and binding obligation of Purchaser, enforceable against it in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or limiting creditors’ rights generally, and (b) general principles of equity (whether considered in an action in equity or at law).
     4.3 No Conflict. Neither the execution and delivery of this Agreement or any Purchaser Transaction Document by Purchaser, nor the consummation of the transactions contemplated hereunder or thereunder, will:

          (a) require the consent, approval or authorization of, or declaration, filing or registration with any Governmental Authority to be made or obtained by Purchaser;
          (b) except for such conflicts, breaches or defaults as would not affect, in any material respect, Purchaser’s ability to purchase the Acquired Assets, comply with its obligations hereunder and under the Purchaser Transaction Documents or otherwise complete the transactions contemplated hereunder or thereunder, conflict with or result in a breach by Purchaser, or constitute default by Purchaser under, or create an event that, with the giving of notice or the lapse of time, or both, would be a default under or breach of, any of the terms, conditions or provisions of: (1) any material mortgage, lease, deed of trust, pledge, loan or credit agreement, license agreement, or any other material contract, arrangement or agreement to which the Purchaser or its assets is subject, (2) Purchaser’s Certificate of Incorporation, Bylaws or other organizational documents (as amended through the date hereof), or (3) any judgment, order, writ, injunction, decree or demand of any Governmental Authority to which Purchaser or any of its assets is subject; or
          (c) violate in any material respect any provision of applicable Law relating to Purchaser’s ability to conduct the Business.
     4.4 Funding. Purchaser has, or has the ability to obtain, adequate funds to pay the entire Purchase Price and any financing or sale of securities completed in order to fund the Purchase Price shall have been completed in accordance with applicable laws and regulations, including state and federal securities laws.
     4.5 Judgments; Litigation. There is no (a) outstanding judgment, order, decree, award, stipulation or injunction of any Governmental Authority or (b) action by or before any Governmental Authority or arbitrator or any appeal from any of the foregoing pending or, to the knowledge of Purchaser, threatened against Purchaser, in either case which could reasonably be expected to result in the issuance of an order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions by this Agreement.
     4.6 Brokers. Except for Craig-Hallum Capital Group, whose fees, commissions and expenses are the sole responsibility of Seller, all negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Purchaser directly with Seller without the intervention of any person on behalf of Purchaser in such manner as to give rise to any valid claim by any person against Seller or Purchaser for a finder’s fee, brokerage commission or similar payment.
     4.7 No Other Representations. Except as specifically set forth in this Article IV or the Purchaser Transaction Documents, Purchaser makes no representation or warranties with respect to the Acquired Assets or the transactions contemplated hereby.
ARTICLE V
ADDITIONAL PROVISIONS

     5.1 Filing of Tax Returns; Cooperation.
          (a) Seller will be responsible for the preparation and filing of all tax returns of Seller (including tax returns required to be filed after the Closing Date) to the extent such tax returns include or relate to Seller’s operation of the Business or Seller’s use or ownership of the Acquired Assets on or prior to the Closing Date. Seller will be responsible for and make all payments of taxes shown to be due on such tax returns.
          (b) Purchaser will be responsible for the preparation and filing of all tax returns it is required to file with respect to Purchaser’s ownership or use of the Acquired Assets attributable to taxable periods (or portions thereof) commencing after the Closing Date. Purchaser will be responsible for and make all payments of taxes shown to be due on such tax returns.
          (c) [Intentionally omitted].
          (d) To the extent relevant to the Business or the Acquired Assets, each party shall (i) provide the other with such assistance as may reasonably be required in connection with the preparation of any tax return and the conduct of any audit or other examination by any taxing authority or in connection with judicial or administrative proceedings relating to any liability for taxes, (ii) retain and provide the other with all records or other information that may be relevant to the preparation of any tax returns, or the conduct of any audit or examination, or other proceeding relating to taxes, and (iii) cooperate with the other Parties in resolving all such Tax matters.
     5.2 Bulk Sales Laws. Purchaser hereby waives compliance by Seller with any applicable bulk sale or bulk transfer laws of any jurisdiction (“Bulk Sales Laws”) in connection with the sale of the Acquired Assets to Purchaser. Seller agrees to pay and discharge in due course all claims made by creditors of Seller, except those Assumed Liabilities expressly assumed by Purchaser in this Agreement.
     5.3 Change of Corporate Name. Within ten (10) days after the Closing, the Seller shall execute and file appropriate documents in the State of Delaware, and each U.S. jurisdiction in which the Seller is qualified to do business as a foreign corporation, to change the name of the Seller from “eCost.com, Inc.,” and from and after the Closing, the Seller shall cease doing business under the name “eCost.com, Inc.” or any name derived from or similar to such name. For the avoidance of doubt, the foregoing shall not restrict the use by the Seller of the name “eStore” or any similar name or derivatives thereof. Notwithstanding the foregoing, the Seller shall have a reasonable period of time to change the name of its subsidiary, eCOST Philippines Services, LLC, in The Philippines. Seller will cooperate with Purchaser to authorize and assist Purchaser in obtaining the right to file for and use eCost.com, Inc., the name eCost or any other name associated with the Acquired Assets in the State of Delaware and in any other states as Purchaser may request from time to time.
     5.4 Cooperation of Seller. For a period of six months following the Closing Date, Seller shall permit Purchaser and its authorized agents and representatives to have reasonable access to (upon reasonable prior notice and during normal business hours), and to make copies of, the books and records and supporting material of the Seller relating to the period prior to the Closing Date, to the extent reasonably necessary to enable Purchaser to complete one or more financial audits of the Business relating to time periods prior to the Closing Date as determined by Purchaser. Each Party shall reasonably cooperate, including providing reasonable access to relevant personnel, books and records, with the other for any proper purpose relating to their respective operation of the Business, provided that no Party shall have any obligation to incur any cost or expense or disclose any confidential information.
ARTICLE VI
CLOSING DELIVERIES
     6.1 Closing Deliveries of Seller. Concurrently herewith, the Seller shall deliver or cause to be delivered to the Purchaser the following:
          (a) a certificate dated the Closing Date, executed by Seller, providing as attachments copies of resolutions approved by the board of directors of Seller, certifying that the resolutions as attached to such certificate were duly adopted by the board of directors of Seller and that such resolutions remain in full force and effect, authorizing and approving the execution by Seller of this Agreement and other Seller Transaction Documents and approving the consummation by Seller of the transactions contemplated herein and therein.
          (b) The Bill of Sale and Assignment Agreement, duly executed by Seller.
          (c) The Trademark and Service Mark Assignment Agreement, Patent Assignment Agreement and Domain Name Transfer Agreement, each in the form attached hereto as Exhibits C, D and E.
          (d) The Transition Services Agreement (the “Transition Services Agreement”), in the form of Exhibit F attached hereto, duly executed by PFS.
          (e) A Transaction Management Services Agreement and related Statement of Work (collectively, the “Transaction Management Services Agreement”), in the form of Exhibit G attached hereto, duly executed by PFS.
     6.2 Closing Deliveries of Purchaser. Concurrently herewith, the Purchaser shall deliver or cause to be delivered to the Seller the following:
          (a) a certificate dated the Closing Date, executed by Purchaser, providing as attachments copies of resolutions approved by the board of directors of Purchaser, certifying that the resolutions as attached to such certificate were duly adopted by the board of directors of Acquisition Sub and that such resolutions remain in full force and effect, authorizing and approving the execution by Acquisition Sub of this Agreement and other Purchaser Transaction Documents and approving the consummation by Acquisition Sub of the transactions contemplated herein and therein.
          (b) The Purchase Price in accordance with the provisions set forth therein.

          (c) The Assignment Agreement, duly executed by Purchaser.
          (d) The Transition Services Agreement, duly executed by Purchaser.
          (e) The Transaction Management Services Agreement, duly executed by Purchaser.
ARTICLE VII
INDEMNIFICATION
     7.1 Indemnification by Seller and PFS.
          (a) After the Closing Date and subject to the additional provisions set forth in this Article VII, Seller shall indemnify Purchaser and Purchaser’s subsidiaries, Affiliates, stockholders, officers, directors, employees and representatives (each a “Purchaser Indemnitee”) against, and hold each Purchaser Indemnitee harmless from, and reimburse and pay each Purchaser Indemnitee for, any and all claims, losses, damages, liabilities, payments and obligations, and all expenses, including, without limitation, reasonable legal fees and costs of settlement (collectively “Losses”), incurred, suffered, sustained or required to be paid, directly or indirectly, by, or imposed upon, such Purchaser Indemnitee resulting from, related to or arising out of (i) any breach or inaccuracy as of the Closing Date of any representation or warranty of Seller contained in Article III of this Agreement (as modified by the Disclosure Schedule); (ii) any breach by the Seller of, or any failure of Seller to perform any of, the covenants or obligations of the Seller contained in this Agreement; and (iii) the failure of the Seller to pay or perform any of the Retained Liabilities and (iv) any claim by any third party brought against any Purchaser Indemnitee in connection with the Acquired Assets arising from the operation of the Business or the Website prior to the Closing Date.
          (b) Without limitation of the indemnification obligation of the Seller set forth in Section 7.1(a) above, by its signature below, PFS agrees to indemnify Purchaser and each Purchaser Indemnitee against, and hold Purchaser and each Purchaser Indemnitee harmless from, and reimburse and pay Purchaser and each Purchaser Indemnitee for, any and all Losses incurred, suffered, sustained or required to be paid, directly or indirectly, by, or imposed upon, Purchaser and/or each Purchaser Indemnitee resulting from, related to or arising out of the waiver by Purchaser of compliance with the Bulk Sales Laws set forth in Section 5.2 above or any claims based on Seller’s alleged failure to pay any Taxes. PFS’ indemnification obligations under this Section 7.1(b) shall not be subject to the limitations set forth in Section 7.5 below.
     7.2 Indemnification by Purchaser. Subject to the additional provisions set forth in this Article VII, Purchaser shall indemnify Seller and Seller’s stockholders, officers, directors, employees and representatives (each a “Seller Indemnitee”) against, and hold each Seller Indemnitee harmless from, and reimburse and pay each Seller Indemnitee for, any and all Losses, incurred, suffered, sustained or required to be paid, directly or indirectly, by, or imposed upon, such Seller Indemnitee resulting from, related to or arising out of (i) any breach or inaccuracy of any representation or warranty of Purchaser contained in Article IV of this Agreement; (ii) any breach by the Purchaser of, or any failure of Purchaser to perform any of, the covenants or obligations of the Purchaser contained in this Agreement; (iii) the failure of the Purchaser to pay or perform any of the Assumed Liabilities; and (iv) any claim by any third party brought against any Seller Indemnitee in connection with the Acquired Assets arising from the operation of the Business from and after the Closing Date.
     7.3 Third Party Claims.
     (a) If any Purchaser Indemnitee or Seller Indemnitee (each referred to as an “Indemnitee”) receives notice of the assertion by any third party of any claim or of the commencement by any such third party of any action (any such claim or action being referred to herein as an “Indemnifiable Claim”) with respect to which Seller or Purchaser (each referred to as “Indemnitor”) are or may be obligated to provide indemnification, the Indemnitee shall promptly notify the Indemnitor in writing (the “Claim Notice”) of the Indemnifiable Claim; provided, that the failure to provide such notice shall not relieve or otherwise affect the obligation of the Indemnitor to provide indemnification hereunder, except to the extent that any Losses directly resulted or were caused by such failure.
     (b) The Indemnitors shall have thirty days after receipt of the Claim Notice (unless the claim or action requires a response before the expiration of such thirty-day period, in which case the Indemnitors shall have until the date that is ten days before the required response date) to acknowledge responsibility and undertake, conduct and control, through counsel of its own choosing, and at its expense, the settlement or defense thereof, and the Indemnitees shall cooperate with the Indemnitors in connection therewith; provided, that (i) the Indemnitor shall permit the Indemnitee to participate in such settlement or defense through counsel chosen by the Indemnitee, provided that the fees and expenses of such Indemnitee’s counsel shall not be borne by the Indemnitors, (ii) the Indemnitor shall not settle any Indemnifiable Claim without the Indemnitee’s consent if the settlement (A) requires the Indemnitee to admit wrongdoing, pay any fines or refrain from any action, or (B) does not include a full release of Indemnitee, and (iii) if, in the opinion of counsel to the Indemnitor, either (x) the Indemnitee has separate defenses from the Indemnitor or (y) there is a conflict of interest between the Indemnitor and Indemnitee or (z) there is any danger of criminal liability of the Indemnitee, then the Indemnitee shall be permitted to retain special counsel of its own choosing at the expense of the Indemnitor. So long as the Indemnitor is vigorously contesting any such Indemnifiable Claim in good faith, the Indemnitee shall not pay or settle such claim without the Indemnitor’s consent, which consent shall not be unreasonably withheld.
     (c) If the Indemnitor does not notify the Indemnitee within thirty days after receipt of the Claim Notice (or before the date that is ten days before the required response date, if the claim or action requires a response before the expiration of such thirty day period), that it acknowledges responsibility and elects to undertake the defense of the Indemnifiable Claim described therein, the Indemnitee shall have the right to contest, settle or compromise the Indemnifiable Claim in the exercise of its reasonable discretion; provided, that the Indemnitee shall notify the Indemnitor of any compromise or settlement of any such Indemnifiable Claim.
     7.4 Survival.

     (a) Survival of Representations, Warranties, Covenants and Agreements. All representations, warranties, covenants and agreements set forth in this Agreement shall survive the Closing Date. Notwithstanding the foregoing, no Party shall be entitled to recover for any Losses pursuant to Section 7.1 or Section 7.2 unless written notice of a claim thereof is delivered to the other Party prior to the Applicable Limitation Date. For purposes of this Agreement, the term “Applicable Limitation Date” shall mean the first anniversary of the Closing Date; provided that the Applicable Limitation Date with respect to the following Losses shall be as follows: (i) with respect to any Losses arising from or related to a breach of the representations and warranties of the Seller set forth in Section 3.16 (Taxes), the Applicable Limitation Date shall be the 30th day after expiration of the statute of limitations (including any extensions thereto to the extent that such statute of limitations may be tolled) applicable to the Tax which gave rise to such Loss, (ii) with respect to any Losses arising from or related to a breach of the representations and warranties of the Seller set forth in Section 3.1 (Organization and Corporate Power), Section 3.2 (Authorization of Transactions), Section 3.3 (Absence of Conflicts), Section 3.11 (Title), and Section 3.10 (Brokerage), there shall be no Applicable Limitation Date (i.e., such representations and warranties shall survive forever), (iv) with respect to any Losses arising from or related to a breach of the representations and warranties of the Buyer set forth in Section 4.2 (Authorization of Transactions) and Section 4.4 (Brokerage), there shall be no Applicable Limitation Date (i.e., such representations and warranties shall survive forever) and (v) for third party claims arising under Section 7.1(a)(iv) or Section 7.2(iv), the Applicable Limitation Date shall be the fourth anniversary of the Closing Date.
     (b) Special Rule For Fraud. Notwithstanding anything in this Section 7.4 to the contrary, in the event of any breach of a representation or warranty by a Party that constitutes fraud, the representation or warranty shall survive consummation of the transactions contemplated in this Agreement and continue in full force and effect without any time limitation.
     (c) Risk Allocation. The representations, warranties, covenants and agreements made herein, together with the indemnification provisions herein, are intended among other things to allocate the economic cost and the risks inherent in the transactions contemplated hereby between the Parties and, accordingly, a Party shall be entitled to the indemnification or other remedies provided in this Agreement by reason of any breach of any such representation, warranty, covenant or agreement by another Party notwithstanding whether any employee, representative or agent of the Party seeking to enforce a remedy knew or had reason to know of such breach and regardless of any investigation by such Party.

     7.5 Limits on Indemnification. Except with respect to Excluded Liabilities (in the case of Seller) and Assumed Liabilities (in the case of Purchaser), and except with respect to a breach of the representations and warranties of Seller set forth in Section 3.11 (marketable title), and except with respect to claims based on fraud, and except for third party claims arising under Section 7.1(a)(iv) or Section 7.2(iv), the Indemnitor shall not have an indemnification obligation for any amount for Losses in excess of Five Hundred Thousand Dollars ($500,000.00), and Indemnitor shall not have any indemnification obligation until the aggregate amount of all claimed indemnity payments, with respect to such Indemnitor exceeds Thirty Thousand Dollars ($30,000.00) (the “Deductible”), after which time such Indemnitor shall be liable for all such indemnity payments above such Deductible.
     7.6 Exclusive Remedy. The provisions of this Article VII shall be the sole and exclusive remedy for Purchaser or Seller, as the case may be, after the Closing Date for any breach of any of the terms, conditions, warranties, representations or covenants herein or any right, claim or cause of action arising out of the transactions contemplated hereby, except to the extent such claim or cause of action seeks injunctive or other equitable relief or is based on fraud by the Seller or Purchaser, as the case may be, provided, however, the foregoing shall not restrict or preclude the enforcement of any rights or remedies arising out of, in connection with or related to any of the Seller Transaction Documents or Purchaser Transaction Documents.
ARTICLE VIII
MISCELLANEOUS
     8.1 Further Actions. From time to time, as and when requested by any party hereto, each other party shall execute and deliver, or cause to be executed and delivered, such documents and instruments and shall take, or cause to be taken, such further or other actions as the requesting party may reasonably deem necessary or desirable to carry out the intent and purposes of this Agreement, to transfer, assign and deliver the Acquired Assets to Purchaser and its respective successors and assigns effective as of the Closing (or to evidence the foregoing) and to consummate and give effect to the other transactions, covenants and agreements contemplated hereby and by the any of the Seller Transaction Documents or Purchaser Transaction Documents.
     8.2 Expenses. Except as expressly set forth herein, Seller and Purchaser shall each bear their own legal fees and other costs and expenses with respect to the negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder.
     8.3 Entire Agreement. This Agreement, which includes the Schedules and the Exhibits hereto and the other documents, agreements and instruments executed and delivered pursuant to this Agreement, contains the entire agreement between the parties hereto with respect to the transactions contemplated by this Agreement and supersedes all prior arrangements, understandings, proposals, prospectuses, projections and related materials with respect thereto.
     8.4 Descriptive Headings; Definitions. The descriptive headings of this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement. As used in this Agreement, the term “person” means an individual, corporation, limited liability company, partnership, joint venture, trust or unincorporated organization or association or other form of business enterprise.
     8.5 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and shall be sufficiently given if (a) delivered personally or (b) sent by registered or certified mail, postage prepaid, or (c) sent by overnight courier with a nationally recognized courier, or (d) sent via facsimile confirmed in writing in any of the foregoing manners, as follows:

Seller:	c/o PFSweb, Inc.
500 North Central Expressway
Plano, TX 75074
Att: Mark Layton
FAX (972) 881-0145
e-mail mlayton@pfsweb.com

with a copy to:

Wolff & Samson PC
One Boland Drive
West Orange, NJ 07052
Att: Morris Bienenfeld, Esq.
Fax 973-530-2213
e-mail mbienenfeld@wolffsamson.com

Purchaser:	PC Mall, Inc.
2555 W. 190th Street
Torrance, CA 90504
Att: General Counsel
Fax:

Purchaser:	Mall Acquisition 3, Inc.
2555 W. 190th Street
Torrance, CA 90504
Att: General Counsel
Fax:
If sent by mail, notice shall be considered delivered five (5) business days after the date of mailing, and if sent by any other means set forth above, notice shall be considered delivered upon receipt thereof. Any party may by notice to the other parties change the address to which notice or other communications to it are to be delivered or mailed.
     8.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the choice of law principles thereof.
     8.7 Assignability. This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assignable by any Party without the written consent of the other parties and any such purported assignment by any party without such consent shall be void, except that Seller shall be allowed to assign its rights hereunder and any exhibit hereto in connection with a sale of Seller or substantially all of Seller’s remaining assets, so long as such assignee assumes Seller’s obligations hereunder and thereunder and Purchaser shall be permitted to assign its rights hereunder and any exhibit hereto to any Affiliate of Purchaser, provided such Affiliate shall agree in writing to be bound by and subject to the terms of this Agreement and the Purchaser shall remain liable for all of its obligations hereunder.
     8.8 Waivers and Amendments. Any amendment or supplementation of this Agreement shall be effective only if in writing signed by each of the parties hereto. Any waiver of any term or condition of this Agreement shall be effective only if in writing signed by the party giving the waiver. A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement shall not in any way affect, limit or waive a party’s rights hereunder at any time to enforce strict compliance thereafter with every term or condition of this Agreement, except to the extent such future rights are specifically included within the scope of such written waiver.
     8.9 Third Party Rights. Except as expressly provided herein, this Agreement shall not create benefits on behalf of any person other than Purchaser, Seller and their permitted successors and assigns.

     8.10 Public Announcements. Purchaser and Seller will consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, and neither party will make any public announcement of this Agreement or the transactions contemplated herein or consummated pursuant hereto, except as may be required by applicable law, rule or regulation.
     8.11 Severability. If any term or provision of this Agreement or the application thereof to any circumstance shall, in any jurisdiction, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable such term or provision in any other jurisdiction, the remaining terms and provisions of this Agreement or the application of such terms and provisions to circumstances other than those as to which it is held invalid or enforceable.
     8.12 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. Facsimile signatures shall be treated as if they were originals.
     8.13 Construction. The parties hereto agree that this Agreement is the product of negotiation between sophisticated parties and individuals, all of whom were represented by counsel, and each of whom had an opportunity to participate in, and did participate in, the drafting of each provision hereof. Accordingly, ambiguities in this Agreement, if any, shall not be construed strictly in favor of or against any party hereto but rather shall be given a fair and reasonable construction.
[Signature page follows.]

     IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement as of the date first above written.

eCOST.com, Inc.
By:
Name:
Title:

PC Mall, Inc.
By:
Name:
Title:

Mall Acquisition 3, Inc.
By:
Name:
Title:

For purposes of Section 7.2(b): Priority Fulfillment Services, Inc.
By:
Name:
Title:

APPENDIX A

DEFINITION	SECTION

Acquired Assets	2.1(a)
Applicable Limitation Date	7.4(a)
Assumed Liabilities	2.2(a)
Assumption Agreement	2.7
Balance Sheet Date	3.7
Bill of Sale and Assignment Agreement	2.7
Bulk Sales Laws	5.2
Claim Notice	7.3(a)
Closing	2.7
Earn-out Payment	2.4(a)(ii)
Earn-out Payment Date	2.5(c)
Earn-out Report	2.5(c)
Effective Time	2.8
Environmental Laws	3.18(a)
Excluded Assets	2.1(b)
Excluded Inventory	2.1(b)
Financial Statements	3.7
Free Freight Cost	2.3(b)
GAAP	3.7
Hazardous Substance	3.18(a)
Indemnifiable Claim	7.3(a)
Indemnitee	7.3(a)
Intangible IT Assets	2.1(a)(ii)
Losses	7.1(a)
Net Return Cost	2.3(c)
Patent and Trademark Assets	2.1(a)(ii)
Platinum Freight Costs	2.3(a)
Purchase Price	2.4(a)
Purchaser Indemnitee	7.1(a)
Purchaser Transaction Documents	2.7
Retained Liabilities	2.2(b)
Returned Products	2.3(c)
Seller Indemnitee	7.2
Seller Transaction Documents	2.7
Significant Customers	3.12
Transaction Management Services Agreement	6.1(e)
Transition Services Agreement	6.1(d)
WARN Act	3.15(j)
Website Assets	2.1(a)(ii)